CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 23, 2008, accompanying the financial statements of Insured Municipals Income Trust, Series 514 and Pennsylvania Insured Municipals Income Trust, Series 309 (included in Van Kampen Unit Trusts, Municipal Series 613) as of June 30, 2008, and for the period from July 13, 2006 (date of deposit) through June 30, 2007 and for the year ended and the financial highlights for the period from July 13, 2006 (date of deposit) through June 30, 2007 and for the year ended June 30, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-134838) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
October 23, 2008